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                                                                     EXHIBIT 3.1


              SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                   ORIUS CORP.

         Pursuant to Sections 607.1003 and 607.1007 of the Florida Business Corporation Act, the Amended and Restated Articles of Incorporation of Orius Corp., as filed with the Secretary of State of Florida on September 23, 1999, are hereby amended and restated in their entirety to read as follows:

                                    [STAMP]

                                  ARTICLE ONE

         The name of the Corporation is:

                                   ORIUS CORP.


                                   ARTICLE TWO

         The principal office and mailing address for the Corporation is 1401 Forum Way, Suite 400, West Palm Beach, Florida 33401. The address of the registered office of the Corporation is One S.E. 3rd Avenue, 28th Floor, Miami, Florida 33131, and the name of the registered agent of the Corporation at such address is American Information Services, Inc.

                                  ARTICLE THREE

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.


                                  ARTICLE FOUR

                              A. AUTHORIZED SHARES

         The aggregate number of shares which the Corporation is authorized to have outstanding is 800,017,596.38 shares consisting of:

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                  (1) 10,000 shares of Series A Convertible Preferred Stock, par value $0.000l per share (the "Series A Preferred");

                  (2) 7,596.38 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the "Series B Preferred");

                  (3) 200,000,000 shares of Series C Participating Preferred Stock, par value $0.01 per share (the "Series C Participating Preferred");

                  (4) 200,000,000 shares of Series D Preferred Stock, par value $0.01 per share (the "Series D Preferred" and collectively with the Series A Preferred, the Series B Preferred and the Series C Participating Preferred, the "Preferred Stock");

                  (5) 200,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"); and

                  (6) 200,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common").


                               B. PREFERRED SHARES

                  There shall be designated four series of Preferred Stock of the Corporation: Series A Preferred, Series B Preferred, Series C Participating Preferred and Series D Preferred. The number of shares of Preferred Stock shall be as set forth in this Article Four. The rights, preferences and limitations of the Preferred Stock are as set forth below.

1.       Series A Preferred.

                  Section 1. Dividends.

                  a. Dividends. The holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative annual dividends when and as may be declared from time to rime by the Board at an annual rate per share equal to eight percent (8%) of the original purchase price paid per share of the Series A Preferred Stock. Such amount shall be compounded annually such that if the dividend is not paid for such year the unpaid amount shall be added to the original purchase price paid per share of the Series A Preferred Stock for purposes of calculating succeeding years' dividends. Such dividends shall be deemed to accrue on the Series A Preferred Stock and be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If such cumulative dividends in respect of any prior or current annual dividend period shall not have been declared and paid, or if there shall not have been a sum sufficient for the payment therefor set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart with respect to any class of the

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Corporation's capital stock, now or hereafter outstanding. As of the date hereof, the Series A Preferred Stock shall be deemed to have accrued dividends in the amount of $630,985. Anything contained herein to the contrary notwithstanding, any accrued dividends shall be immediately due and payable in cash, upon the earliest occurrence of any of the following (each a "Series A Dividend Date"):


                  (i) A Series A Qualified Public Offering (as hereafter defined);

                  (ii) A sale of the Corporation or a sale of all or substantially all of the Corporation's assets; or

                  (iii) April 15, 2005.

For purposes of this Section 1, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of capital stock of the Corporation for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation. Notwithstanding the foregoing, the Corporation shall not declare or pay a dividend on the Series A Preferred Stock prior to the Series A Dividend Date.

                  b. Dividends in Kind. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of the Corporation's Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) assets, then and in each such event the holders of Series A Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

                  Section 2. Liquidation, Dissolution or Winding Up.

                  a. Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each share of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, such amount per share of Series A Preferred Stock as would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 4 (the "Series A Liquidation Amount") and the holders of the Series A Preferred Stock shall be treated as if they had converted the Series A Preferred Stock into Common Stock.

                  b. Distribution in Cash. The Series A Liquidation Amount shall in all events be paid in cash. Whenever a distribution provided for in this
Section 2 is payable in property other than

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cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

                  Section 3. Voting Power. Except as otherwise expressly provided in Section 6 hereof, or as required by law, the holder of each share of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which a share of such holder's shares of Series A Preferred Stock could be converted, pursuant to the provisions of Section 4 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series A Preferred, Series B Preferred, Series C Participating Preferred and Common Stock shall vote together as a single class on all matters.

                  Section 4. Conversion Rights for the Series A Preferred Stock. The holders of the Series A Preferred Stock shall have following rights with respect to the conversion of the Series A Preferred Stock into shares of Common
Stock:

                  a. General. Subject to and in compliance with the provisions of this Section 4, all but not less than all of the shares of the Series A Preferred Stock may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of Common Stock. As of the date hereof, the number of shares of Common Stock to which a holder of each share of Series A Preferred Stock shall be entitled upon conversion is 30.08257, which number is derived by dividing $450.00 by $14.958828 (the "Series A Applicable Conversion Value"), which Series A Applicable Conversion Value shall be adjusted from time to time in accordance with this Section 4.

                  b. Adjustments to Series A Applicable Conversion Values.

                     (i) (A) Upon Sale of Common Stock. If the Corporation shall, while there are any shares of Series A Preferred Stock outstanding, issue or sell (or in accordance with Section 4(b)(i)(B) is deemed to have issued or sold) shares of its Common Stock without consideration or at a price per share less than the Series A Applicable Conversion Value, then in each such case such Series A Applicable Conversion Value for the Series A Preferred Stock, upon each such issuance or sale, except as herein after provided, shall be lowered so as to be equal to an amount determined by multiplying the Series A Applicable Conversion Value at such time by a fraction:

                             (1) the numerator of which shall be (a) the number
of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (b) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Series A Applicable Conversion Value in effect immediately prior to such issuance, and

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                         (2) the denominator of which shall be (a) the number of
shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock plus (b) the number of such additional shares of Common Stock so issued.

                    (B) Upon Issuance of Warrants, Options and Rights to Common Stock.

                         (1) For the purposes of this Section 4(b)(i), the
issuance of any warrants, options, subscriptions, or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such Common Stock at such time if the Series A Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be less than the Series A Applicable Conversion Value at such time. Any obligation, agreement, or undertaking to issue warrants, options, subscriptions, or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Series A Applicable Conversion Value shall be made under this Section 4(b)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscriptions, or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made or deemed not required hereunder, upon the issuance of any such warrants, options, or subscription or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as provided above.

Should the Series A Net Consideration Per Share of any such warrants, options, subscriptions or purchase rights or convertible securities be decreased from time to time, then, upon the effectiveness of each such change, the Series A Applicable Conversion Value shall be adjusted to such Series A Applicable Conversion Value as would have obtained (1) had the adjustments made upon the issuance of such warrants, options, rights, or convertible securities been made upon the basis of the decreased Series A Net Consideration Per Share of such securities, and (2) had adjustments made to the Series A Applicable Conversion Value since the date of issuance of such securities been made to the Series A Applicable Conversion Value as adjusted pursuant to (1) above.

                         (2) For Purposes of this paragraph, the "Series A Net
Consideration Per Share" which may be received by the Corporation shall be determined as follows:

                              I. The "Series A Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities were exercised, exchanged, or converted.

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                         II. The "Series A Net Consideration Per Share" which
may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities.

                     (C) Stock Dividends. In the event the Corporation shall make or issue a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for the Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued without consideration (except for dividends payable in shares of Common Stock payable pro rata to holders of Series A Preferred Stock and to holders of any other class of stock).

                     (D) Consideration Other than Cash. For purposes of this
Section 4(b) if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 4(b) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the board.

                     (E) Exceptions. This Section 4(b)(i) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 4(b)(ii)). Further, the provisions of this Section 4(b) shall not apply to (i) shares issued upon conversion of the Series A Preferred Stock, (ii) the issuance of any Common Stock pursuant to the exercise of the options (and the shares issuable upon exercise thereof) to purchase up to an aggregate of 140,000 shares of Common Stock (excluding options outstanding on the date hereof) issued to employees of the Corporation, or
(iii) the issuance of warrants to the Corporation's lenders in connection with that certain Warrant Agreement among the Corporation, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Bank, National Association, and certain other holders party thereto, dated as of February 26, 1999. The number of shares in this Section (E) shall be proportionately adjusted to reflect any stock dividend, stock split or other form of recapitalization occurring after the date hereof.

                  (ii) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Series A Applicable Conversion Value for the Series A Preferred Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Series A Applicable Conversion Value with respect to the Series A Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series A Applicable Conversion Value. The

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Series A Applicable Conversion Value for the Series A Preferred Stock shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

                  "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock or on any class or series of preferred stock, unless made pro rata to holders of Preferred Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of the Common Stock into a smaller number of shares of Common Stock.

                  c. Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) assets, then and in each such event the holders of Series A Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock immediately prior to the date of such distribution.

                  d. Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4 or by a Reorganization), then and in each such event, the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

                  e. Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, or any transaction or series of related transactions in which more than fifty percent (50%) of the outstanding voting securities of the Corporation (on an as-converted basis) is sold or assigned (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series A

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Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the Reorganization, to the end that the provisions of this
Section 4 (including adjustment of the Series A Applicable Conversion Value then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                  f. Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series A Preferred Stock with a certificate, executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                  g. Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the "Series A Conversion Date." As promptly as practicable after the Series A Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this
Section 4, and cash, as provided in Section 4(h), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series A Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Corporation shall pay any taxes payable with respect to the issuance of Common Stock upon conversion of the Series A Preferred Stock, other than any taxes payable with respect to income by the holders thereof.

                  h. Cash in Lieu of Fractional Shares. The Corporation may, if it so elects, issue fractional shares of Common Stock or scrip representing fractional shares upon the conversion of shares of Series A Preferred Stock. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by

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the Board) at the close of business on the Series A Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

                  i. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         Section 5. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares accordingly.

         Section 6. Redemption.

                    a. Optional Redemption Upon Series A Qualified Public Offering. Effective upon the closing of a Series A Qualified Public Offering, the Corporation may require the holders of the Series A Preferred Stock to convert their Series A Preferred Stock into Common Stock by sending notice thereof, together with a calculation of the Series A Applicable Conversion Value, at least ten business days prior to the closing of the Series A Qualified Public Offering, to all holders of Series A Preferred Stock. The mandatory conversion shall be effective as of the closing date of the Series A Qualified Public Offering and on and after such date the certificates representing the Series A Preferred Stock shall only represent the right to receive the Conversion Shares. For purposes hereof, the term "Series A Qualified Public Offering" shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate net proceeds to the Corporation equal at least $25,000,000 and in which the price per share of Common Stock is at least two and one half (2.5) times the then Series A Applicable Conversion Value of the Series A Preferred Stock. Nothing contained in Section 6(a) shall (i) in any way restrict or prohibit the holders of the Series A Preferred Stock from exercising their conversion rights pursuant to Section 4 hereof prior to the effective date of the redemption to be effected hereunder; provided, however, that any such conversion under Section 6(a) may be subject to the closing of the Series A Qualified Public Offering.

                    b. Optional Redemption by a Holder Following Default.

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                    (i) In the event there is an Event of Default under the
Subscription Agreement and the applicable cure period, if any, has expired (a "Default"), then the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A Preferred Stock may request the Corporation to redeem any or all of the shares of Series A Preferred Stock then held by such holders at the price equal to the greater of (i) the original purchase price of the Series A Preferred Stock (as adjusted to reflect any stock split, stock dividend or other form of recapitalization), together with all accrued and unpaid dividends (whether or not declared) thereon to be calculated and paid through and including the date of redemption or (ii) fair market value thereof, as of the date of such proposed redemption, as determined, at the Corporation's sole expense, by a nationally recognized investment banking firm (mutually acceptable to both the Corporation and the holders), taking into account, in valuing such Shares, all relevant facts and circumstances; provided, however, that there shall be no discount to reflect the fact that the Shares represent a minority interest in the Corporation (the Holder Redemption Price"). Such request (the "Default Redemption Request") shall be submitted to the Corporation in writing within thirty (30) days after the Corporation notifies all of the holders of the Series A Preferred Stock in writing of the Default. No cure of such Default during such thirty (30) day period shall vitiate such Default Redemption Request and the failure to make such a Default Redemption Request within such thirty (30) day period shall not result in the waiver of such remedy.

                    (ii) Upon receipt of a Default Redemption Request, the Corporation shall promptly give notice thereof (the "Default Redemption Notice") to each holder of Series A Preferred Stock. Such Default Redemption Notice shall specify the number of shares of Series A Preferred Stock covered by the Default Redemption Request and the Holder Redemption Price to be paid with respect thereto. Any holder of Series A Preferred Stock who wishes to join in the Default Redemption Request may do so by so advising the Corporation in writing within 15 days after receipt of the Default Redemption Notice specified in the preceding sentence. No holder of Series A Preferred Stock shall be required to participate in such redemption. The Corporation shall redeem all shares of Series A Preferred Stock covered by the Default Redemption Request (including those held by holders who have requested a redemption following receipt of the Default Redemption Notice) at a closing to be held not more than thirty (30) days after the date of the Default Redemption Request. At the closing, the Corporation shall pay for the shares of Series A Preferred Stock so redeemed in an amount equal to the Holder Redemption Price, payable in cash.

                    c. Optional Redemption by Holders. At the election of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A Preferred Stock, the Corporation shall, to the extent it may do so under applicable law, redeem pro rata from all holders of Series A Preferred Stock on April 15, 2005 the Shares of Series A Preferred Stock outstanding on the date of such redemption (the "Final Redemption Date"). The Corporation shall give the holders of the Series A Preferred Stock at least ninety (90) days' notice of the Final Redemption Date (the "Final Redemption Notice"). In the event that the Corporation does not provide the Final Redemption Notice, the option of the holders of the Series A Preferred Stock to require the Corporation to redeem the remaining shares of Series A Preferred Stock on the Final Redemption Date shall be extended beyond the Final Redemption Date to a date which is ninety (90) days from the date that the Corporation elects to mail the Final Redemption Notice. In the event shares of

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Series A Preferred Stock scheduled for redemption are not redeemed because of a prohibition under applicable law, such shares shall be redeemed as soon as such prohibition no longer exists. The redemption price for each share of Series A Preferred Stock redeemed pursuant to this Section 6(c) shall be equal to the Holder Redemption Price.

         In the event that the holders of the Series A Preferred Stock do not elect to have the Series A Preferred Stock redeemed pursuant to this Section 6(c), the shares of Series A Preferred Stock shall remain outstanding and subject to the rights and preferences contained herein.

                  d. Redemption Notice. If an election is made pursuant to
Section 6(c) hereof, written notice of such election shall be mailed, postage prepaid, to the Corporation, not later than sixty (60) days before the date fixed for each redemption pursuant to Section 6(c) or, in the event the Corporation does not provide the Final Redemption Notice pursuant to Section 6(c) hereof, not later than sixty (60) days before the date that the Final Redemption Date has been extended as provided in Section 6(c) (each of the dates fixed for redemption and the extended redemption date is hereinafter referred to as a "Redemption Date"). If such election is made and appropriate notice is given, then, at least forty-five (45) days before the Redemption Date, written notice (hereinafter referred to as the "Redemption Notice") shall be mailed by the Corporation, postage prepaid, to each holder of record of Series A Preferred Stock at its address shown on the records of the Corporation; provided, however, that the Corporation's failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Series A Preferred Stock or the obligation of the holders to redeem their shares of Series A Preferred Stock as provided in Section 6(c) hereof. The Redemption Notice shall contain (i) the number of shares of Series A Preferred Stock held by the holder and the total number of shares of Series A Preferred Stock held by all holders subject to redemption as of such Redemption Date; and (ii) the Redemption Date and the applicable Holder Redemption Price. Any holder of Series A Preferred Stock who wishes to do so may, by giving notice to the Corporation prior to the Redemption Date, convert into Common Stock any or all of the shares of Series A Preferred Stock held by him and scheduled for redemption on such Redemption Date.

                  e. Surrender of Certificates. Each holder of shares of Series A Preferred Stock to be redeemed under this Section 6 shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the Corporation Redemption Price or Holder Redemption Price, as the case may be, for such shares as set forth in this Section 6 shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefor shall have been surrendered, all shares of Series A Preferred Stock which are the subject of a Redemption Notice shall be deemed to have been redeemed and shall be canceled effective as of the Redemption Date, unless the Corporation shall default in the payment of the applicable Redemption Price.

                  f. Sale of the Corporation. In lieu of the redemption obligations of the Corporation as set forth herein, the Corporation may instead retain a nationally recognized investment banking firm (or other mutually acceptable party) to sell the Corporation, provided that the Corporation acts expeditiously and in good faith and the sale of the Corporation is consummated no later than 180 days after the required date of redemption.

         Section 7. Restrictions and Limitations.

                  a. Corporate Securities Action. Except as expressly provided herein or as otherwise required by law, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of such corporation or trust, other than directors' qualifying shares) to, without the approval by vote or written consent by the holders of at least a majority of the then outstanding shares of the Corporation's Series B Preferred Stock and the Series A Preferred Stock, voting as a separate class:

                  (i) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend with respect to, any share or shares of capital stock, except as required or permitted hereunder or under the terms of Section 4.2 of the Subscription Agreement;

                  (ii) authorize or issue, or obligate itself to authorize or issue, additional shares of Series A Preferred Stock;

                  (iii) authorize or issue, or obligate itself to authorize or issue, any equity security senior to or on parity with the Series A Preferred Stock as to liquidation preferences, dividend rights, or voting rights;

                  (iv) merge or consolidate with any other corporation or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired), or consent to any liquidation, dissolution or winding up of the Corporation, or permit any subsidiary to do any of the foregoing, except for (A) any wholly-owned subsidiary may merge into or consolidate with or transfer assets to any other wholly-owned subsidiary, and (B) any wholly-owned subsidiary may merge into or transfer assets to the Corporation; or

                  (v) amend, restate, modify or alter the by-laws of the Corporation in any way which adversely affects the rights of the holders of the Series A Preferred Stock.

                  b. Amendments to Charter. The Corporation shall not amend its Articles of Incorporation without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, if such amendment would amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series A Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation shall not amend its Articles of Incorporation without the approval by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock if such amendment would:

                  (i) change the relative seniority rights of the holders of Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series A Preferred Stock;

                  (ii) reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series A Preferred Stock;

                  (iii) cancel or modify the conversion rights of the holders of Series A Preferred Stock provided for in Section 4 herein;

                  (iv) cancel or modify the redemption rights of the holders of the Series A Preferred Stock provided for in Section 6 herein; or

                  (v) cancel or modify the rights of the holders of the Series A Preferred Stock provided for in this Section 7.

         Section 8. No Dilution or Impairment. The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but shall at all times in good faith assist in the carrying out of all such terms in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) shall not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred Stock above the amount payable therefor on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series A Preferred Stock from time to time outstanding, and (c) shall not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Series A Preferred Stock set forth herein.

         Section 9. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                  a. any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

                  b. any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

II. Series B Preferred.

         Section 1. Dividends.


         a. Dividends. The holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative annual dividends when and as may be declared from time to time by the Board of Directors of the Corporation at an annual rate per share equal to eight percent (8%) of the original purchase price paid per share of the Series B Preferred Stock. Such amount shall be compounded annually such that if the dividend is not paid for such year the unpaid amount shall be added to the original purchase price paid per share of the Series B Preferred Stock for purposes of calculating succeeding years' dividends. Such dividends shall be deemed to accrue on the Series B Preferred Stock and be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If such cumulative dividends in respect of any prior or current annual dividend period shall not have been declared and paid, or if there shall not have been a sum sufficient for the payment therefor set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart with respect to any class of the Corporation's capital stock, now or hereafter outstanding. As of the date hereof, the Series B Preferred Stock shall be deemed to have accrued dividends in the amount of $479,389. Anything contained herein to the contrary notwithstanding, any accrued dividends shall be immediately due and payable in cash, upon the earliest occurrence of any of the following (each a "Series B Dividend Date"):

                  (i) A Series B Qualified Public Offering (as hereafter defined);

                  (ii) A sale of the Corporation or a sale of all or substantially all of the Corporation's assets; or

                  (iii) April 15,2005.

For purposes of this Section 1, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of capital stock of the Corporation for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation. Notwithstanding the foregoing, the Corporation shall not declare or pay a dividend on the Series B Preferred Stock prior to the Series B Dividend Date.

         b. Dividends in Kind. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of the Corporation's Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) assets, then and in each such event the holders of Series B Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

         Section 2. Liquidation, Dissolution or Winding Up.

         a. Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each share of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, such amount per share of Series B Preferred Stock as would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 4 (the "Series B Liquidation Amount") and the holders of the Series B Preferred Stock shall be treated as if they had converted the Series B Preferred Stock into Common Stock.

         b. Distribution in Cash. The Series B Liquidation Amount shall in all events be paid in cash. Whenever a distribution provided for in this Section 2 is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

         Section 3. Voting Power. Except as otherwise expressly provided in
Section 6 hereof, or as required by law, the holder of each share of Series B Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which a share of such holder's shares of Series B Preferred Stock could be converted, pursuant to the provisions of
Section 4 hereof and assuming a Series B Applicable Conversion Value of $35.00, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series B Preferred, Series A Preferred, Series C Participating Preferred and Common Stock shall vote together as a single class on all matters.

         Section 4. Conversion Rights for the Series B Preferred Stock. The holders of the Series B Preferred Stock shall have following rights with respect to the conversion of the Series B Preferred Stock into shares of Common Stock:

         a. General. Subject to and in compliance with the provisions of this
Section 4, all but not less than all of the shares of the Series B Preferred Stock may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of Common Stock. As of the date hereof, the number of shares of Common Stock to which a holder of each share of Series B Preferred Stock shall be entitled upon conversion is 41.3223, which number is derived by dividing $1000.00 by $24.20 (the "Series B Applicable Conversion Value"), which Series B Applicable Conversion Value shall be adjusted from time to time in accordance with this Section 4.

         b. Adjustments to Series B Applicable Conversion Values.

            (i) (A) Upon Sale of Common Stock. If the Corporation shall, while there are any shares of Series B Preferred Stock outstanding, issue or sell (or in accordance with Section 4(b)(i)(B) is deemed to have issued or sold) shares of its Common Stock without consideration or at a price per share less than the Series B Applicable Conversion Value, then in each such case such Series B Applicable Conversion Value for the Series B Preferred Stock upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Series B Applicable Conversion Value at such time by a fraction:

                    (1) the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (b) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Series B Applicable Conversion Value in effect immediately prior to such issuance, and

                    (2) the denominator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock plus (b) the number of such additional shares of Common Stock so issued.

                (B) Upon Issuance of Warrants, Options and Rights to Common
Stock.

                  (1) For the purposes of this Section 4(b)(i), the issuance of any warrants, options, subscriptions, or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such Common Stock at such time if the Series B Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be less than the Series B Applicable Conversion Value at such time. Any obligation, agreement, or undertaking to issue warrants, options, subscriptions, or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Series B Applicable Conversion Value shall be made under this Section 4(b)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscriptions, or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made or deemed not required hereunder, upon the issuance of any such warrants, options, or subscription or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as provided above.

Should the Series B Net Consideration Per Share of any such warrants, options, subscriptions or purchase rights or convertible securities be decreased from time to time, then, upon the effectiveness of each such change, the Series B Applicable Conversion Value shall be adjusted to such Series B Applicable Conversion Value as would have obtained (1) had the adjustments made upon the issuance of such warrants, options, rights, or convertible securities been made upon the basis of the decreased Series B Net Consideration Per Share of such securities, and (2) had adjustments made to the Series B Applicable Conversion Value since the date of issuance of such securities been made to the Series B Applicable Conversion Value as adjusted pursuant to (1) above.

                  (2) For purposes of this paragraph, the "Series B Net Consideration Per Share" which may be received by the Corporation shall be determined as follows:

                      I. The "Series B Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities were exercised, exchanged, or converted.

                      II. The "Series B Net Consideration Per Share" which may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities.

                      (C) Stock Dividends. In the event the Corporation shall make or issue a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for the Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued without consideration (except for dividends payable in shares of Common Stock payable pro rata to holders of Series B Preferred Stock and to holders of any other class of stock).

                      (D) Consideration Other than Cash. For purposes of this
Section 4(b), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 4(b) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board.

                      (E) Exceptions. This Section 4(b)(i) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 4(b)(ii)). Further, the provisions of this Section 4(b) shall not apply to (i) shares issued upon conversion of the Series B Preferred Stock, (ii) the issuance of any Common Stock pursuant to the exercise of the options (and the shares issuable upon exercise thereof) to purchase up to an aggregate of 140,000 shares of Common Stock (excluding options outstanding on the date hereof) issued to employees of the Corporation, or (iii) the issuance of warrants to the Corporation's lenders in connection with that certain Warrant Agreement among the Corporation, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Bank, National Association, and certain other holders party thereto, dated as of February 26, 1999. The number of shares in this Section (E) shall be proportionately adjusted to reflect any stock dividend, stock split or other form of recapitalization occurring after the date hereof.

                  (ii) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event, the Series B Applicable Conversion Value for the Series B Preferred Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Series B Applicable Conversion Value with respect to the Series B Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series B Applicable Conversion Value. The Series B Applicable Conversion Value for the Series B Preferred Stock shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

                  (iii) Failure to Effectuate Series B Qualified Public Offering by March 1, 2002. In the event the Corporation has not effected a Series B Qualified Public Offering by March 1, 2002, and it has not sold substantially all of its assets or stock by such date, the Series B Applicable Conversion Value shall be deemed to have been, as of the date hereof, $35.00, and any adjustments to the Series B Applicable Conversion Value made after the date hereof shall be made to such number.

                  c. Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) assets, then and in each such event the holders of Series B Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock immediately prior to the date of such distribution.

                  d. Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4 or by a Reorganization), then and in each such event, the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

                  e. Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a Reorganization, then as a part of such Reorganization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series B Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series B Preferred Stock after the Reorganization, to the end that the provisions of this Section 4 (including adjustment of the Series B Applicable Conversion Value then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                  f. Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series B Preferred Stock with a certificate, executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                  g. Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series B Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series B Preferred Stock being converted, shall be the "Series B Conversion Date." As promptly as practicable after the Series B Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series B Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this
Section 4, and cash, as provided in Section 4(h), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series B Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Corporation shall pay any taxes payable with respect to the issuance of Common Stock upon conversion of the Series B Preferred Stock, other than any taxes payable with respect to income by the holders thereof.

                  h. Cash in Lieu of Fractional Shares. The Corporation may, if it so elects, issue fractional shares of Common Stock or scrip representing fractional shares upon the conversion of shares of Series B Preferred Stock. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the shares of Series B Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board) at the close of business on the Series B Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series B Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series B Preferred Stock being converted.

                  i. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         Section 5. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares accordingly.

         Section 6. Redemption.

         a. Optional Redemption Upon Series B Qualified Public Offering. Effective upon the closing of a Series B Qualified Public Offering, the Corporation may require the holders of the Series B Preferred Stock to convert their Series B Preferred Stock into Common Stock by sending notice thereof, together with a calculation of the Series B Applicable Conversion Value, at least ten business days prior to the closing of the Series B Qualified Public Offering, to all holders of Series B Preferred Stock. The mandatory conversion shall be effective as of the closing date of the Series B Qualified Public Offering and on and after such date the certificates representing the Series B Preferred Stock shall only represent the right to receive the Conversion Shares. For purposes hereof, the term "Series B Qualified Public Offering" shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate net proceeds to the Corporation equal at least $25,000,000 and in which the price per share of Common Stock is at least two and one half (2.5) times the then Series B Applicable Conversion Value of the Series B Preferred Stock. Nothing contained in Section 6(a) shall (i) in any way restrict or prohibit the holders of the Series B Preferred Stock from exercising their conversion rights pursuant to Section 4 hereof prior to the effective date of the redemption to be effected hereunder; provided, however, that any such conversion under
Section 6(a) may be subject to the closing of the Series B Qualified Public Offering.

         b. Optional Redemption by a Holder Following Default.

                  (i) In the event there is a Default, then the holders of at least fifty-one percent (51%) of the then outstanding shares of Series B Preferred Stock may request the Corporation to redeem any or all of the shares of Series B Preferred Stock then held by such holders at the price equal to the greater of (i) the original purchase price of the Series B Preferred Stock (as adjusted to reflect any stock split, stock dividend or other form of recapitalization), together with all accrued and unpaid dividends (whether or not declared) thereon to be calculated and paid through and including the date of redemption or (ii) fair market value thereof, as of the date of such proposed redemption, as determined, at the Corporation's sole expense, by a nationally recognized investment banking firm (mutually acceptable to both the Corporation and the holders), taking into account, in valuing such Shares, all relevant facts and circumstances; provided, however, that there shall be no discount to reflect the fact that the Shares represent a minority interest in the Corporation (the "Holder Redemption Price"). Such request (the "Default Redemption Request") shall be submitted to the Corporation in writing within thirty (30) days after the Corporation notifies all of the holders of the Series B Preferred Stock in writing of the Default. No cure of such Default during such thirty

(30) day period shall vitiate such Default Redemption Request and the failure to make such a Default Redemption Request within such thirty (30) day period shall not result in the waiver of such remedy.

                  (ii) Upon receipt of a Default Redemption Request, the Corporation shall promptly give notice thereof (the "Default Redemption Notice") to each holder of Series B Preferred Stock. Such Default Redemption Notice shall specify the number of shares of Series B Preferred Stock covered by the Default Redemption Request and the Holder Redemption Price to be paid with respect thereto. Any holder of Series B Preferred Stock who wishes to join in the Default Redemption Request may do so by so advising the Corporation in writing within 15 days after receipt of the Default Redemption Notice specified in the preceding sentence. No holder of Series B Preferred Stock shall be required to participate in such redemption. The Corporation shall redeem all shares of Series B Preferred Stock covered by the Default Redemption Request (including those held by holders who have requested a redemption following receipt of the Default Redemption Notice) at a closing to be held not more than thirty (30) days after the date of the Default Redemption Request. At the closing, the Corporation shall pay for the shares of Series B Preferred Stock so redeemed in an amount equal to the Holder Redemption Price, payable in cash.

         c. Optional Redemption by Holders. At the election of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series B Preferred Stock, the Corporation shall, to the extent it may do so under applicable law, redeem pro rata from all holders of Series A Preferred Stock on April 15, 2005 the Shares of Series B Preferred Stock outstanding on the date of such redemption (the "Final Redemption Date"). The Corporation shall give the holders of the Series B Preferred Stock at least ninety (90) days' notice of the Final Redemption Date (the "Final Redemption Notice"). In the event that the Corporation does not provide the Final Redemption Notice, the option of the holders of the Series B Preferred Stock to require the Corporation to redeem the remaining shares of Series B Preferred Stock on the Final Redemption Date shall be extended beyond the Final Redemption Date to a date which is ninety (90) days from the date that the Corporation elects to mail the Final Redemption Notice. In the event shares of Series B Preferred Stock scheduled for redemption are not redeemed because of a prohibition under applicable law, such shares shall be redeemed as soon as such prohibition no longer exists. The redemption price for each share of Series B Preferred Stock redeemed pursuant to this Section 6(c) shall be equal to the Holder Redemption Price.

         In the event that the holders of the Series B Preferred Stock do not elect to have the Series B Preferred Stock redeemed pursuant to this Section 6(c), the shares of Series B Preferred Stock shall remain outstanding and subject to the rights and preferences contained herein.

         d. Redemption Notice. If an election is made pursuant to Section 6(c) hereof, written notice of such election shall be mailed, postage prepaid, to the Corporation, not later than sixty (60) days before the date fixed for each redemption pursuant to Section 6(c) or, in the event the Corporation does not provide the Final Redemption Notice pursuant to Section 6(c) hereof, not later than sixty (60) days before the date that the Final Redemption Date has been extended as provided in Section 6(c) (each of the dates fixed for redemption and the extended redemption date is hereinafter referred to as a "Redemption
Date"). If such election is made and appropriate notice is given, then, at least forty-five (45) days before the Redemption Date, written notice (hereinafter referred to as the "Redemption Notice") shall be mailed by the Corporation, postage prepaid, to each holder of record of Series B Preferred Stock at its address shown on the records of the Corporation; provided, however, that the Corporation's failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Series B Preferred Stock or the obligation of the holders to redeem their shares of Series B Preferred Stock as provided in Section 6(c) hereof. The Redemption Notice shall contain (i) the number of shares of Series B Preferred Stock held by the holder and the total number of shares of Series B Preferred Stock held by all holders subject to redemption as of such Redemption Date; and (ii) the Redemption Date and the applicable Holder Redemption Price. Any holder of Series B Preferred Stock who wishes to do so may, by giving notice to the Corporation prior to the Redemption Date, convert into Common Stock any or all of the shares of Series B Preferred Stock held by him and scheduled for redemption on such Redemption Date.

         e. Surrender of Certificates. Each holder of shares of Series B Preferred Stock to be redeemed under this Section 6 shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the Corporation Redemption Price or Holder Redemption Price, as the case may be, for such shares as set forth in this Section 6 shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefor shall have been surrendered, all shares of Series B Preferred Stock which are the subject of a Redemption Notice shall be deemed to have been redeemed and shall be canceled effective as of the Redemption Date, unless the Corporation shall default in the payment of the applicable Redemption Price.

         f. Sale of the Corporation. In lieu of the redemption obligations of the Corporation as set forth herein, the Corporation may instead retain a nationally recognized investment banking firm (or other mutually acceptable party) to sell the Corporation, provided that the Corporation acts expeditiously and in good faith and the sale of the Corporation is consummated no later than 180 days after the required date of redemption.


         Section 7. Restrictions and Limitations.

         a. Corporate Securities Action. Except as expressly provided herein or as otherwise required by law, so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of such corporation or trust, other than directors' qualifying shares) to, without the approval by vote or written consent by the holders of at least a majority of the then outstanding shares of the Corporation's Series A Preferred Stock and the Series B Preferred Stock, voting as a separate class:

                  (i) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend with respect to, any share or shares of capital stock, except as required or permitted hereunder or under the terms of Section 4.2 of the Subscription Agreement;

                  (ii) authorize or issue, or obligate itself to authorize or issue, additional shares of Series B Preferred Stock;

                  (iii) authorize or issue, or obligate itself to authorize or issue, any equity security senior to or on parity with the Series B Preferred Stock as to liquidation preferences, dividend rights, or voting rights;

                  (iv) merge or consolidate with any other corporation or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, of substantially all, of its assets (whether now owned or hereinafter acquired), or consent to any liquidation, dissolution or winding up of the Corporation, or permit any subsidiary to do any of the foregoing, except for (A) any wholly-owned subsidiary may merge into or consolidate with or transfer assets to any other wholly-owned subsidiary, and (B) any wholly-owned subsidiary may merge into or transfer assets to the Corporation; or

                  (v) amend, restate, modify or alter the by-Laws of the Corporation in any way which adversely affects the rights of the holders of the Series B Preferred Stock.

         b. Amendments to Charter. The Corporation shall not amend its Articles of Incorporation without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, if such amendment would amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series B Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation shall not amend its Articles of Incorporation without the approval by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock if such amendment would:

                  (i) change the relative seniority rights of the holders of Series B Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series B Preferred Stock;

                  (ii) reduce the amount payable to the holders of Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series B Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series B Preferred Stock;

                  (iii) cancel or modify the conversion rights of the holders of Series B Preferred Stock provided for in Section 4 herein;

                  (iv) cancel or modify the redemption rights of the holders of the Series B Preferred Stock provided for in Section 6 herein; or

                  (v) cancel or modify the rights of the holders of the Series B Preferred Stock provided for in this Section 7.


         Section 8. No Dilution or impairment. The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series B Preferred Stock set forth herein, but shall at all times in good faith assist in the carrying out of all such terms in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) shall not increase the par value of any shares of stock receivable on the conversion of the Series B Preferred Stock above the amount payable therefor on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series B Preferred Stock from time to time outstanding, and (c) shall not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Series B Preferred Stock set forth herein.

         Section 9. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

         a. any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

         b. any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series B Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

III. Series C Participating Preferred.

         Section 1. Dividends.

         a. General Obligation in Respect of Preferential Dividends. When and as declared by the Board and to the extent permitted under the Florida Business Corporation Act, the Corporation shall pay preferential dividends in cash to the holders of the Series C Preferred as provided in this Section 1. Dividends on each share of the Series C Participating Preferred (a Series C Participating Preferred Share") shall accrue on a daily basis at the rate of 12% per annum of the sum of the Series C Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Series C Participating Preferred Share to and including the first to occur of (i) the date on which the Series C Liquidation Value of such Series C Participating Preferred Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Series C Participating Preferred Share by the Corporation or otherwise (but excluding any amounts paid pursuant to paragraph (d) below), (ii) the date on which such Series C Participating Preferred Share is converted into shares of Series C Conversion Stock hereunder or (iii) the date on which such Series C Participating Preferred Share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Series C Participating Preferred Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Series C Participating Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series C Participating Preferred Share.

         b. Dividend Reference Dates. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 1999 (the "Dividend Reference Dates"), all dividends which have accrued on each Series C Participating Preferred Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Series C Participating Preferred Share until paid to the holder thereof.

         c. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series C Participating Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series C Participating Preferred Shares held by each such holder.

         d. Participating Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series C Participating Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series C Participating Preferred had all of the outstanding Series C Participating Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.


         Section 2. Liquidation.

         Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series C Participating Preferred shall be entitled to be paid, (i) before any distribution or payment is made upon any Junior Securities an amount in cash equal to the aggregate Series C Liquidation Value of all Series C Participating Preferred Shares held by such holder (plus all accrued and unpaid dividends thereon), and (ii) an amount in cash equal to its ratable share on a per share basis of all distributions to the holders of Common Stock which would have been payable with respect to the Common Stock issuable upon conversion of the Series C Participating Preferred had all of the outstanding Series C Participating Preferred been converted immediately prior to such liquidation, dissolution or winding up of the Corporation. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Series C Participating Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Series C Liquidation Value (plus all accrued and unpaid dividends) of the Series C Participating Preferred held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series C Participating Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Series C Preferred Stock and the Common Stock in connection with such liquidation, dissolution or winding up.

         Section 3. Priority of Series C Participating Preferred on Dividends
                    and Redemptions.

         So long as any Series C Participating Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series C Participating Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Series C Participating Preferred or the Corporation has failed to make any redemption of the Series C Participating Preferred required hereunder; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with the arrangements and agreements which have been approved by the Board.

         Section 4. Redemptions.

         a. Scheduled Redemptions. The Corporation shall redeem all of the outstanding Series C Participating Preferred Shares on December 31, 2019 (the "Scheduled Redemption Date"), at a price per Series C Participating Preferred Share equal to the Series C Redemption Price. For purposes hereof, the "Series C Redemption Price" of any Series C Participating Preferred Share at any time shall mean the aggregate amount to which the holder of such share would be entitled pursuant to Section 2 above if the Corporation were liquidated at such time.

         b. Redemption Payments. For each Series C Participating Preferred Share which is to be redeemed hereunder, the Corporation shall be obligated on the Scheduled Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Series C Participating Preferred Share) an amount in immediately available funds equal to the Series C Redemption Price of such Series C Participating Preferred Share. If the funds of the Corporation legally available for redemption of Series C Participating Preferred Shares on the Scheduled Redemption Date are insufficient to redeem the total number of Series C Participating Preferred Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series C Participating Preferred Shares pro rata among the holders of the Series C Participating Preferred Shares to be redeemed, first based upon the aggregate Series C Liquidation Value of such Series C Participating Preferred Shares held by each such holder (plus all accrued and unpaid dividends thereon), and after such time as distributions have been paid in such amounts, then based upon holdings of Series C Participating Preferred. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series C Participating Preferred Shares, such funds shall immediately be used to redeem the balance of the Series C Participating Preferred Shares which the Corporation has become obligated to redeem on the Scheduled Redemption Date but which it has not redeemed.

         c. Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Series C Participating Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Series C Participating Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series C Participating Preferred Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Series C Participating Preferred Shares.

         d. Determination of the Number of Each Holder's Series C Participating Preferred Shares to be Redeemed. Except as otherwise provided herein, the number of Series C Participating Preferred Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Series C Participating Preferred Shares determined by multiplying the total number of Series C Participating Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Series C Participating Preferred Shares then held by such holder and the denominator of which shall be the total number of Series C Participating Preferred Shares then outstanding.

         e. Dividends After Scheduled Redemption Date. No Series C Participating Preferred Share shall be entitled to any dividends accruing after the date on which the Series C Redemption Price of such Series C Participating Preferred Share is paid to the holder of such Series C Participating Preferred Share. On such date, all rights of the holder of such Series C Participating Preferred Share to receive dividends or other payments shall cease.

         f. Redeemed or Otherwise Acquired Series C Participating Preferred Shares. Any Series C Participating Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.


         Section 5. Voting Rights.


         Except as otherwise required by applicable law, each holder of Series C Participating Preferred Shares shall be entitled to vote, together with the holders of Series A Preferred, Series B Preferred, Series D Preferred and the Common Stock as a single class, on all matters to be voted upon by the shareholders of the Corporation, and in each such vote shall be entitled to that number of votes (including fractions thereof) equal to the quotient determined by dividing the aggregate Series C Liquidation Value of the shares so held by the Common Stock Value Per Share (as defined in the Reorganization Agreement), except as otherwise required by applicable law.


         Section 6. Conversion.

         a. Conversion Procedure.

                      (i) If an IPO is proposed to occur, the Corporation shall give written notice of such IPO, describing in reasonable detail the material terms and date of consummation thereof to each holder of Series C Participating Preferred not more than 45 days nor less than 20 days prior to the consummation of such IPO and the Corporation shall give each holder of Series C Participating Preferred prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Series C Participating Preferred then outstanding may cause each holder of Series C Participating Preferred to convert all or any portion of the Series C Participating Preferred (including any fraction of a Series C Participating Preferred Share) held by such holder into shares of Class B Common (or, if no shares of Class B Common are then outstanding, Common Stock) and shares of Class D Preferred, with the shares of Series C

Participating Preferred held by each holder converting into (A) the number of shares of Series D Preferred (or fraction thereof) with Series D Liquidation Value equal to the aggregate Series C Liquidation Value of, plus the aggregate amount of accrued and unpaid dividends on, such shares of Series C Participating Preferred so converted, and (B) the number of shares of Class B Common (or, if no shares of Class B Common are then outstanding, Common Stock) computed by dividing the aggregate Series C Liquidation Value of the Series C Participating Preferred Shares to be converted by such holder by the Conversion Price set forth in paragraph (b) below then in effect.

                  (ii) Except as otherwise provided herein, each conversion of Series C Participating Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series C Participating Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Series C Participating Preferred Shares converted as a holder of Series C Participating Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares constituting Series C Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares constituting Series C Conversion Stock represented thereby.

                  (iii) The conversion of any Series C Participating Preferred Shares may, at the election of the holder thereof, be conditioned upon the consummation of the IPO in which case such conversion shall not be deemed to be effective until such IPO has been consummated.

                  (iv) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (A) below), the Corporation shall deliver to the converting holder:

                           (A) a certificate or certificates representing the
number of shares constituting Series C Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                           (B) a certificate representing any Series C
Participating Preferred Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  (vi) The issuance of certificates for shares constituting Series C Conversion Stock upon conversion of Series C Participating Preferred shall be made without charge to the holders of such Series C Participating Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares constituting Series C Conversion Stock. Upon conversion of each Series C Participating Preferred Share, the Corporation shall take all such actions as are necessary in order to insure that the Series C Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

                  (vii) The Corporation shall not close its books against the transfer of Series C Participating Preferred or of Series C Conversion Stock issued or issuable upon conversion of Series C Participating Preferred in any manner which interferes with the timely conversion of Series C Participating Preferred. The Corporation shall assist and cooperate with any holder of Series C Participating Preferred Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series C Participating Preferred Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

                  (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares constituting Series C Conversion Stock, solely for the purpose of issuance upon the conversion of the Series C Participating Preferred, such number of shares constituting Series C Conversion Stock issuable upon the conversion of all outstanding Series C Participating Preferred. All shares constituting Series C Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares constituting Series C Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares constituting Series C Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares constituting Series C Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series C Participating Preferred.

         (b) Conversion Price. The initial Conversion Price shall be equal to the product of (i) 100 multiplied by (ii) the Orius Common Value Per Share (as defined in the Reorganization Agreement), multiplied by (iii) the Preferred Stock Proportion (as defined in the Reorganization Agreement). If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.



IV. Series D Preferred.

         Section 1. Dividends.

         a. General Obligation. When and as declared by the Corporation's Board of Directors and to the extent permitted under the Florida Business Corporation Act, the Corporation shall pay preferential dividends in cash to the holders of the Series D Preferred as provided in this Section 1. Dividends on each share of the Series D Preferred (a "Series D Preferred Share") shall accrue on a daily basis at the rate of 12% per annum of the sum of the Series D Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Series D Preferred Share to and including the first to occur of (i) the date on which the Series D Liquidation Value of such Series D Preferred Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Series D Preferred Share by the Corporation, or (ii) the date on which such Series D Preferred Share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Series D Preferred Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Series D Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series D Preferred Share.

         b. Dividend Reference Dates. To the extent not paid on the Dividend Reference Dates, beginning December 31, 1999, all dividends which have accrued on each Series D Preferred Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Series D Preferred Share until paid to the holder thereof.

         c. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series D Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series D Preferred Shares held by each such holder.

         Section 2. Liquidation.

         Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series D Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities an amount in cash equal to the aggregate Series D Liquidation Value of all Series D Preferred Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Series D Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Series D Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this
Section 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Series D Liquidation Value (plus all accrued and unpaid dividends) of the Series D Preferred held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series D Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Series D Preferred and the Common Stock in connection with such liquidation, dissolution or winding up.

         Section 3. Priority of Series D Preferred on Dividends and Redemptions.

         So long as any Series D Preferred Shares remain outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series D Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Series D Preferred or the Corporation has failed to make any redemption of the Series D Preferred required hereunder; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with the arrangements and agreements which have been approved by the Board.

         Section 4. Redemptions.

         a. Scheduled Redemptions. The Corporation shall redeem all of the outstanding Series D Preferred Shares on the Scheduled Redemption Date, at a price per Series D Preferred Share equal to the Series D Liquidation Value thereof (plus all accrued and unpaid dividends thereon), payable in cash.

         b. Optional Redemptions. The Corporation may, to the extent it may do so under applicable law, redeem all of the outstanding Series D Preferred Shares at any time and from time to time after the date of initial issuance thereof and, if so requested by the holders of a majority of the outstanding Series D Preferred Shares, shall be obligated to redeem all outstanding Series D Preferred Shares or such lesser amount or proportion thereof as such holders may request at any time or from time to time. Upon any such redemption, the Corporation shall pay a price per Series D Preferred Share equal to the Series D Liquidation Value thereof (plus all accrued and unpaid dividends thereon); provided that the Corporation (i) shall pay the purchase price in any such redemption in Common Stock of the Corporation if the payment of cash or other funds in any such redemption is prohibited by, or would otherwise violate the terms of any agreement or instrument evidencing, securing or relating to any indebtedness of the Corporation or any of its direct or indirect subsidiaries in excess of $5,000,000 in the aggregate, and (ii) so long as clause (i) above is not applicable, may unless the holders of a majority of the outstanding Series D Preferred otherwise object, elect to pay the purchase price in any such redemption in Common Stock of the Corporation. In such event, the Corporation shall issue to each holder of Series D Preferred Shares which are subject to redemption a number of shares of Common Stock with fair market value equal to the Series D Liquidation Value thereof (plus all accrued and unpaid dividends thereon). If any such redemption of Series D Preferred is consummated contemporaneously with a public offering by the Corporation of shares of its Common Stock, the fair market value of the Common Stock will be conclusively presumed for the purposes hereof to be equal to price per share at which the

Corporation sells such shares [(net of underwriting discounts)], and otherwise shall be determined by the Board in good faith; provided that if the holders of a majority of the outstanding Series D Preferred Shares object to the valuation so determined by the Board, such fair market value shall be determined by agreement between the Board and such holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Corporation and the holders of a majority of the outstanding Series D Preferred Shares.

         c. Redemption Payments. For each Series D Preferred Share which is to be redeemed hereunder, the Corporation shall be obligated on the Scheduled Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Series D Preferred Share) an amount in immediately available funds equal to the Series D Liquidation Value of such Series D Preferred Share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Series D Preferred Shares on the Scheduled Redemption Date are insufficient to redeem the total number of Series D Preferred Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series D Preferred Shares pro rata among the holders of the Series D Preferred Shares to be redeemed based upon the aggregate Series D Liquidation Value of such Series D Preferred Shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series D Preferred Shares, such funds shall immediately be used to redeem the balance of the Series D Preferred Shares which the Corporation has become obligated to redeem on the Scheduled Redemption Date but which it has not redeemed.

         d. Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Series D Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. To request redemption of all or any portion of the outstanding Series D Preferred Shares, the holders of a majority of the outstanding Series D Preferred Shares shall deliver written notice to the Corporation, not more than 60 nor less than 30 days prior to the date on which such redemption is to be made, specifying the amount or portion of the outstanding Series D Preferred Shares which shall be subject to such redemption. Upon receipt of such notice, the Corporation shall immediately mail written notice of such redemption to each record holder of Series D Preferred. The Corporation or the holders of a majority of the outstanding shares of Series C Participating Preferred may deliver notice pursuant to this subsection prior to the actual issuance of Series D Preferred upon conversion of Series C Participating Preferred, which notice may be subject to the subsequent conversion of the Series C Participating Preferred. The holders of a majority of the outstanding Series D Preferred may waive the foregoing notice periods. In case fewer than the total number of Series D Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series D Preferred Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Series D Preferred Shares.

         e. Determination of the Number of Each Holder's Series D Preferred Shares to be Redeemed. Except as otherwise provided herein, the number of Series D Preferred Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Series D Preferred Shares determined by multiplying the total number of Series D Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Series D Preferred Shares then held by such holder and the denominator of which shall be the total number of Series D Preferred Shares then outstanding.

         f. Dividends After Scheduled Redemption Date. No Series D Preferred Share shall be entitled to any dividends accruing after the date on which the Series D Liquidation Value of such Series D Preferred Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Series D Preferred Share. On such date, all rights of the holder of such Series D Preferred Share shall cease, and such Series D Preferred Share shall no longer be deemed to be issued and outstanding.

         g. Redeemed or Otherwise Acquired Series D Preferred Shares. Any Series D Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

         Section 5. Voting Rights.

         Except as otherwise required by applicable law, each holder of Series D Preferred Shares shall be entitled to vote, together with the holders of Series A Preferred, Series B Preferred, Series C Participating Preferred, Common Stock, and Class B Common as a single class, on all matters to be voted upon by the shareholders of the Corporation, and in each such vote shall be entitled to that number of votes (including fractions thereof) equal to the quotient determined by dividing the aggregate Series D Liquidation Value of the shares so held by the Orius Common Value Per Share (as defined in the Reorganization Agreement), except as otherwise required by applicable law.

                                C. COMMON SHARES

         There shall be designated two classes of common stock of the
Corporation: Common Stock and Class B Common. Shares of common stock of the Corporation outstanding on the date hereof and prior to the consummation of the transactions contemplated in the Reorganization Agreement shall be designated Common Stock. The number of shares of common stock shall be as set forth in this Article Four. The rights, preferences and limitations of the Common Stock and Class B Common are as set forth below.

         Section I. Voting Rights.

         Except as otherwise required by applicable law, the Common Stock, the Class B Common and the Preferred Stock shall vote together as a single class on all matters to be voted on by the stockholders of the Corporation, with the holders of Common Stock entitled to one vote per share and the holders of Class B Common entitled to ten votes per share.

         Section 2. Dividends.

         As and when dividends are declared or paid with respect to shares of Common Stock or Class B Common, whether in cash, property or securities of the Corporation, the holders of Common Stock and the holders of Class B Common shall be entitled to receive such dividends ratably on a per share basis, treating the Common Stock and the Class B Common as a single class for such purposes. The right of the holders of Common Stock and the right of the holders of Class B Common to receive dividends are subject to the provisions of the Preferred Stock; provided that if dividends are declared or paid in shares of Common or Class B Common, the dividends payable in shares of Common Stock shall be payable to holders of Common Stock and the dividends payable in shares of Class B Common shall be payable to holders of Class B Common.

         Section 3. Liquidation.

         Subject to the provisions of the Preferred Stock, the holders of the Common Stock and the holders of the Class B Common shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock or to the holders of Class B Common in any liquidation, dissolution or winding up of the Corporation, basis, treating the Common Stock and the Class B Common as a single class for such purposes.

         Section 4. Conversion of Class B Common.

         At such time as (i) all shares of Common Stock which, as contemplated pursuant to the Reorganization Agreement, are subject to repurchase by the Corporation pursuant to any call agreement entered into with the Corporation dated on or prior to the date of the original issuance of the Series C Participating Preferred, have been repurchased by the Corporation and are no longer outstanding, and (ii) all outstanding shares of Series B Preferred have been redeemed or purchased by the Corporation or any of its Subsidiaries and are no longer outstanding, each outstanding share of Class B Common shall automatically convert into one share of Common Stock.

                                  ARTICLE FIVE

         DEFINITIONS

         "Board" means the board of directors of the Corporation.

         "Corporation" means Orius Corp., a Florida corporation.

         "IPO" means the initial public offering and sale of Common Stock pursuant to an effective registration statement under the Securities Act.

         "Junior Securities" means any capital stock or other equity securities of the Corporation, except for the Preferred Stock.

         "Person" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Reorganization Agreement" means the Agreement and Plan of Reorganization dated as of November 8, 1999 among the Corporation, LISN Holdings, Inc. and Orius Merger Sub, Inc., as amended from time to time thereafter in accordance with its terms.

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Series C Conversion Stock" means the shares of Class B Common (or, if no shares of Class B Common are then outstanding, Common Stock) and shares of Class D Preferred issuable upon conversion of the Series C Participating Preferred; provided that if there is a change such that the securities issuable upon conversion of the Series C Participating Preferred are issued by an entity other than the Corporation or there is a change in the types or classes of securities so issuable, then the term "Series C Conversion Stock" shall mean one share of each security issuable upon conversion of the Series C Participating Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

         "Series C Liquidation Value" of any Series C Participating Preferred Share as of any particular date shall be equal to one thousand dollars ($1,000).

         "Series D Liquidation Value" of any Series D Preferred Share as of any particular date shall be equal to one thousand dollars ($1,000).

         "Subscription Agreement" means that certain subscription agreement, dated as of February 26, 1999, by and among North American Tel-Com Group, Inc., HIG Cable, Inc., HIG Cable West, Inc. and Orius Corp.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.


                                   ARTICLE SIX

         The Corporation is to have perpetual existence.


                                  ARTICLE SEVEN

         In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.


                                  ARTICLE EIGHT

         Meetings of stockholders may be held within or without the State of Florida, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Florida at such place or places as maybe designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.


                                  ARTICLE NINE

         To the fullest extent permitted by the Florida Business Corporation Act as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                                   ARTICLE TEN

         The Corporation expressly elects not to be governed by Florida Statutes
Section 607.0901, as amended, concerning affiliated transactions.


                                 ARTICLE ELEVEN

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in these articles of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Florida, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the undersigned has executed these Second Amended and Restated Articles of Incorporation this 14th day of December, 1999.


                                          ORIUS CORP.


                                          By: /s/ WILLIAM J. MERCURIO
                                              ----------------------------------
                                                  William J. Mercurio

                                          Title: Chief Executive Officer